Exhibit 99.2

Riot Blockchain Announces Appointment of Megan Brooks as Chief Operating Officer, and Appointments to the Roles of VP, Capital Markets and VP, Finance

Riot bolsters management team with new talent to support its rapidly growing business

•	Megan Brooks, previously Riot’s VP of Finance, promoted to Chief Operating Officer to continue managing Riot’s mining operations, which have grown significantly under her purview
•	Ryan Werner joins as VP Finance to further expand the depth of Riot’s finance department; previous experience includes supporting the finance function of a NYSE-listed REIT
•	Phil McPherson joins Riot as VP, Capital Markets to focus on Riot’s investor relations and capital markets presence; previous experience includes serving as a public company CFO and spending fifteen years on the sell side of the capital markets

CASTLE ROCK, CO. / Globe Newswire / April 6, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), one of the leading Nasdaq-listed bitcoin mining companies in the United States, announced today the appointment of Megan Brooks as Chief Operating Officer, Phil McPherson as Vice President, Capital Markets and Ryan Werner as Vice President, Finance. These appointments are being made to support the substantial progress Riot is making on its strategic initiatives.

Ms. Brooks joined Riot in 2018 and has most recently presided over and managed the Company’s operations, including hardware procurement, site evaluation and project management. As COO she will oversee Riot’s operations, including mining, IT/Cybersecurity, SoX control design/implementation, and initiatives related to future expansion.

Ms. Brooks has more than two decades of experience in operations, risk management and finance. Ms. Brooks is highly experienced in emerging industries and navigating new regulatory environments. She holds a B.S. in Finance along with a Master’s Certificate of Accountancy from University of Houston, C.T. Bauer College of Business, certification in risk management and is a licensed Risk Manager.

Mr. McPherson joined Riot Blockchain in March 2021, after spending the past eight years as CFO of Citadel Exploration Inc. Prior to Citadel Mr. McPherson spent fifteen years on the sell side of the capital markets, predominantly in an equity researched capacity, focused on the energy sector. Mr. McPherson also currently serves on the Board of Directors of Barnwell Industries (NYSE: BRN) as a member of its Audit committee and Chairman of its Reserve Committee. Mr. McPherson brings a wealth of knowledge and more than two decades experience in the public markets to Riot, and will lead the Company’s investor relations initiatives, in addition to supporting Riot’s other capital markets-related initiatives. Mr. McPherson received his Bachelor of Science in Economics from East Carolina University.

Mr. Werner joined Riot Blockchain in March 2021, after spending the past eight years as Senior Director of Real Estate & Transactions Accounting at UDR Inc. (NYSE: UDR), a member of the S&P 500 and a multifamily real estate investment trust (REIT). Prior to UDR, Mr. Werner was Director of External Reporting & Debt Accounting at Archstone, another multifamily REIT. Mr. Werner started his career in Ernst & Young’s audit practice, primarily specializing in publicly traded companies. Mr. Werner’s significant public accounting experience bolsters Riot’s already highly experienced finance team. Mr. Werner is a Certified Public Accountant and holds a Master of Accounting & Information Systems degree and a Bachelor of Science in Accounting & Business Administration degree, both from the University of Kansas.

“Riot has grown significantly in many aspects over the past year. We are tremendously excited that the Company is at a point to further invest in its human capital, in support of our future growth initiatives,” said Jason Les, CEO of Riot. “Megan Brooks has been a key individual managing the Company’s operations since 2019 and has been largely responsible for its growing fleet of miners. Having worked closely with her during her tenure at Riot, I am thrilled to have her step into the role of Chief Operating Officer. Additionally, with the onboarding of Phil McPherson as VP, Capital Markets and Ryan Werner as VP, Finance we are strengthening our management team to best position the Company for success, and to capitalize on the many exciting opportunities in our industry.”

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of Bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s mining operations are located in upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACTS:

Media Contact: PR@RiotBlockchain.com

Investor Contact: Phil McPherson

Telephone: 303-794-2000 ext. 110
E-mail: PMcPherson@riotblockchain.com

SOURCE: Riot Blockchain, Inc.